Exhibit 99.1

Hologic Announces Financial Results for First Quarter of Fiscal 2022

– Revenue of $1.471 Billion, GAAP Diluted EPS of $1.95, and Non-GAAP Diluted EPS of $2.17 All Significantly Exceed Expectations –

– Broad-Based Organic Revenue Growth of 9% Excluding COVID; Each Division Above 8% Global Growth Excluding COVID –

– Company Significantly Increases Full-Year Revenue and EPS Guidance –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--February 2, 2022--Hologic, Inc. (Nasdaq: HOLX) announced today the Company’s financial results for the fiscal first quarter ended December 25, 2021.

“In our first quarter of fiscal 2022, excluding COVID-19, we delivered robust revenue growth across all of our franchises,” said Steve MacMillan, the Company’s chairman, president and chief executive officer. “Each of our divisions grew faster than our long-term revenue growth target, and profitability also was well above estimates. This quarter once again highlights the strength of our base businesses, as well as our ongoing ability to meet strong demand for COVID-19 testing, which together enable us to grow profitably in the face of uncertain market conditions.”

Recent Highlights

  Revenue of $1.471 billion decreased (8.6%) for the quarter, or (8.2%) in constant currency, driven by lower sales of COVID-19 assays compared to the prior year period. Revenue, however, was significantly higher than the Company’s guidance of $1.1 to $1.15 billion provided last quarter.
  Excluding revenue from COVID-19, organic revenue grew 9.0% on a constant currency basis, comparing favorably to the Company’s long-term goal of 5% to 7% growth.
  Global revenue for the Company’s Breast Health and GYN Surgical divisions grew 8.0% and 8.3%, or 8.4% and 8.2% in constant currency, respectively, highlighting strong, broad-based execution.
  Global diagnostics revenue of $950.4 million decreased (15.8%), or (15.2%) in constant currency, driven by lower sales of COVID-19 assays. Excluding COVID-19 revenues, however, global diagnostics revenue grew 10.2% on an organic, constant currency basis. Similarly, global molecular diagnostics revenue of $813.3 million declined (18.3%), or (17.8%) in constant currency, yet grew 14.1% on an organic, constant currency basis excluding COVID-19 revenues.
  Closed the acquisition of Bolder Surgical, which provides advanced energy vessel sealing surgical devices, for approximately $160 million.
  Launched Panther® Trax, which physically links multiple Panther instruments together into a single, powerful workcell, allowing high-throughput labs to increase testing volumes without increasing staff.
  Cash flow from operations remained strong in the first quarter at $564.2 million.
  Repurchased 2.3 million shares for $167 million.
  Added to Dow Jones Sustainability Index North America, Newsweek’s list of America’s most responsible companies, and the Drucker Institute’s list of most effectively managed companies.
  Published the Company’s annual sustainability report, “A Global Force for Good,” detailing our environmental, social and governance achievements in 2021.

Key financial results for the fiscal first quarter are shown in the table below.

	GAAP			Non-GAAP
	Q1’22	Q1’21	Change Increase (Decrease)	Q1’22	Q1’21	Change Increase (Decrease)
Revenues	$1,471.1	$1,609.8	(8.6%)	$1,471.1	$1,609.8	(8.6%)
Gross Margin	67.0%	73.3%	(630 bps)	72.1%	77.2%	(510 bps)
Operating Expenses	$345.0	$294.9	17.0%	$333.9	$274.5	21.6%
Operating Margin	43.6%	55.0%	(1,140 bps)	49.4%	60.2%	(1,080 bps)
Net Margin	33.9%	40.6%	(670 bps)	37.7%	46.6%	(890 bps)
Diluted EPS	$1.95	$2.50	(22.0%)	$2.17	$2.86	(24.1%)

Throughout this press release, all dollar figures are in millions, except EPS, unless otherwise noted. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Non-GAAP results exclude certain cash and non-cash items as discussed under “Use of Non-GAAP Financial Measures.” Constant currency percentage changes show current period revenue results as if the foreign exchange rates were the same as those in the prior year period. Organic revenue excludes the divested Blood Screening business, as well as the acquired Biotheranostics, Diagenode, Mobidiag and Bolder businesses. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition.

Revenue Detail

			Increase (Decrease)
$ in millions	Q1’22	Q1’21	Global Reported Change	Global Constant Currency Change	U.S. Reported Change	International Reported Change	International Constant Currency Change
Diagnostics
Cytology & Perinatal	$130.7	$124.8	4.7%	5.2%	1.1%	11.1%	12.5%
Molecular Diagnostics	$813.3	$995.3	(18.3%)	(17.8%)	(21.8%)	(10.8%)	(9.2%)
Blood Screening	$6.4	$8.1	(21.0%)	(21.0%)	(21.0%)	N/A	N/A
Total Diagnostics	$950.4	$1,128.2	(15.8%)	(15.2%)	(19.4%)	(8.1%)	(6.5%)
Organic Diagnostics ex. COVID-19	$320.8	$291.9	9.9%	10.2%	11.1%	7.2%	8.2%

Breast Health
Breast Imaging	$282.3	$267.7	5.5%	5.9%	2.9%	13.6%	15.3%
Interventional Breast Solutions	$77.0	$65.0	18.5%	18.8%	12.7%	51.2%	52.7%
Total Breast Health	$359.3	$332.7	8.0%	8.4%	5.0%	18.6%	20.3%

GYN Surgical	$134.3	$124.0	8.3%	8.2%	8.1%	8.8%	8.4%

Skeletal Health	$27.1	$24.9	8.8%	9.7%	11.0%	5.5%	7.7%

Total	$1,471.1	$1,609.8	(8.6%)	(8.2%)	(11.0%)	(2.8%)	(1.3%)
Organic (definition above)	$1,430.7	$1,601.7	(10.7%)	(10.2%)	(12.6%)	(6.1%)	(4.6%)
Organic ex. COVID-19	$840.9	$773.4	8.7%	9.0%	7.8%	11.6%	12.8%

Other Financial Highlights

  U.S. revenue of $1,012.4 million decreased (11.0%). International revenue of $458.7 million decreased (2.8%), or (1.3%) in constant currency. Organically, U.S. revenue of $987.5 million decreased (12.6%), while international revenue of $443.2 million decreased (6.1%), or (4.6%) in constant currency.
  GAAP gross margin of 67.0% decreased (630) basis points. Non-GAAP gross margin of 72.1% decreased (510) basis points. The decrease in gross margin was primarily due to a decline in COVID-19 assay sales compared to the prior year period.
  GAAP operating margin of 43.6% decreased (1,140) basis points. Non-GAAP operating margin of 49.4% decreased (1,080) basis points. The decrease in operating margin was primarily due to a decline in COVID-19 assay sales compared to the prior year period.
  GAAP net income attributable to Hologic of $499.2 million decreased (23.7%). Non-GAAP net income attributable to Hologic of $554.7 million decreased (26.0%). Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) was $752.3 million, a decrease of (24.8%).
  COVID-19 revenues, which consist of COVID-19 assay revenue of $522.8 million and related revenue and revenue from discontinued products of $67.1 million, decreased (28.8%), or (28.2%) in constant currency.
  Total principal debt outstanding at the end of the first quarter was $3.1 billion. The Company ended the quarter with cash and equivalents of $1.421 billion, and a net leverage ratio (net debt over adjusted EBITDA) of 0.6.
  On a trailing 12 months basis, adjusted Return on Invested Capital (ROIC) of 29.4% increased 270 basis points compared to the prior year period.

Financial Guidance for Second Quarter and Full-Year Fiscal 2022

“We are raising our full-year revenue and EPS guidance significantly,” said Karleen Oberton, Hologic’s chief financial officer. “Our new guidance reflects an increase to full-year revenue by $600 million and non-GAAP EPS by $1.35 at the midpoint. We expect upside from COVID-19 testing, plus organic growth in our base Diagnostics and Surgical businesses, to offset headwinds from supply chain challenges in our Breast Health business.”

Hologic’s financial guidance for the second quarter and full year 2022 is shown in the table below. The guidance is based on a full year non-GAAP tax rate of approximately 21.5%, and diluted shares outstanding of 256 million for the full year. Constant currency guidance assumes that foreign exchange rates are the same in fiscal 2022 as in fiscal 2021. Organic revenue guidance is in constant currency and excludes the divested Blood Screening business. Revenue from acquired businesses is generally included in organic revenue guidance starting a year after the acquisition. Therefore, in fiscal 2022, Biotheranostics and Diagenode will become part of organic revenue in the fiscal third quarter, Mobidiag will become part of organic revenue in the fiscal fourth quarter, and Bolder is excluded from organic revenue for the full year.

	Current Guidance				Previous Guidance
	Guidance $	Reported % Increase (Decrease)	Constant Currency % Increase (Decrease)	Organic % Increase (Decrease)	Guidance $
Fiscal 2022
Revenue	$4,400 - $4,550	(21.9%) to (19.2%)	(20.9%) to (18.2%)	(22.0%) to (19.3%)	$3,750 - $4,000
GAAP EPS	$3.80 - $4.10	(47.3%) to (43.1%)			$2.50 - $2.80
Non-GAAP EPS	$4.90 - $5.20	(41.7%) to (38.2%)			$3.55 - $3.85

Q2 2022
Revenue	$1,250 - $1,300	(18.7%) to (15.5%)	(17.2%) to (14.0%)	(18.8%) to (15.5%)
GAAP EPS	$1.22 - $1.32	(48.7%) to (44.5%)
Non-GAAP EPS	$1.50 - $1.60	(42.1%) to (38.2%)

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues; organic revenues excluding COVID related revenues, non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP effective tax rate; non-GAAP net income; non-GAAP net margin; non-GAAP EPS; and adjusted EBITDA. Organic revenue excludes the divested Blood Screening business, as well as the acquired Biotheranostics, Diagenode, Mobidiag, and Bolder businesses. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition. Organic revenue excluding COVID-19 is organic revenue less COVID assay revenue, COVID-related sales of instruments, collection kits and ancillaries, as well as license revenue, and discontinued products. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill, intangible assets and equipment; (ii) adjustments to record contingent consideration at fair value; (iii) additional expenses resulting from the purchase accounting adjustment to record inventory at fair value; (iv) restructuring and divestiture charges and facility closure and consolidation charges, including accelerated depreciation, and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services) and separate divested businesses from existing operations; (v) expenses related to the divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters; (vi) transaction related expenses for divestitures and acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of foreign currency contracts for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impacts related to internal restructurings and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Conference Call and Webcast

Hologic’s management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the first quarter of fiscal 2022. Interested participants may listen to the call by dialing 800-289-0720 (in the U.S. and Canada) or +1 323-701-0160 (for international callers) and referencing access code 1667821. Participants may also click here to join. Participants should dial in 5-10 minutes before the call begins. A replay will be available approximately two hours after the call ends through Friday, March 4, 2022. The replay numbers are 888-203-1112 (U.S.) or +1 719-457-0820 (international), access code 1667821, PIN 3270. The Company will also provide a live webcast of the call at investors.hologic.com.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the severity and duration of the COVID-19 pandemic and its impact on the U.S. healthcare system, the U.S. economy and worldwide economy; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; disruption of supply chains, including the availability of critical raw materials and components, including integrated circuits, or more commonly referred to as chips, as well as cost inflation in materials, packaging and transportation; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, the need to comply with especially high standards for the manufacture of many of its products and risks associated with utilizing third party manufacturers; continued demand for the Company’s COVID-19 TMA assay; the Company’s ability to manufacture, on a scale necessary to meet demand, its COVID-19 TMA assay as well as the Panther systems on which the assay runs; U.S., European and general worldwide economic conditions, trade relations, and related uncertainties; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company’s ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; cybersecurity risks; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended
	December 25, 2021	December 26, 2020

Revenues:
Product	$1,303.3	$1,455.4
Service and other	167.8	154.4
Total revenues	1,471.1	1,609.8

Cost of revenues:
Product	318.1	284.5
Amortization of acquired intangible assets	74.9	61.6
Service and other	91.8	83.3

Gross profit	986.3	1,180.4

Operating expenses:
Research and development	72.8	59.3
Selling and marketing	147.4	128.0
General and administrative	117.9	91.5
Amortization of acquired intangible assets	10.8	10.1
Contingent consideration fair value adjustments	(4.1)	4.6
Restructuring and divestiture charges	0.2	1.4
Total operating expenses	345.0	294.9

Income from operations	641.3	885.5
Interest income	0.5	0.4
Interest expense	(25.7)	(28.1)
Debt extinguishment losses	(0.7)	(21.6)
Other income (expense), net	6.5	(3.8)

Income before income taxes	621.9	832.4
Provision for income taxes	122.7	179.0

Net income	$499.2	$653.4

Net loss attributable to noncontrolling interest	—	(1.0)
Net income attributable to Hologic	$499.2	$654.4

Net income per common share attributable to Hologic:
Basic	$1.97	$2.53
Diluted	$1.95	$2.50

Weighted average number of shares outstanding:
Basic	253,499	258,605
Diluted	256,070	261,785

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	December 25, 2021	September 25, 2021
ASSETS

Current assets:
Cash and cash equivalents	$1,420.8	$1,170.3
Accounts receivable, net	975.6	942.7
Inventories	518.3	501.2
Other current assets	591.5	554.5
Total current assets	3,506.2	3,168.7

Property, plant and equipment, net	554.3	564.7
Goodwill and intangible assets, net	4,979.9	4,940.8
Other assets	244.7	245.7
Total assets	$9,285.1	$8,919.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$248.7	$313.0
Accounts payable and accrued liabilities	837.9	815.8
Deferred revenue	192.1	198.0
Total current liabilities	1,278.7	1,326.8

Long-term debt, net of current portion	2,819.6	2,712.2
Deferred income taxes	242.9	250.5
Other long-term liabilities	424.8	411.8
Total stockholders' equity	4,519.1	4,218.6
Total liabilities and stockholders’ equity	$9,285.1	$8,919.9

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended
	December 25, 2021	December 26, 2020
OPERATING ACTIVITIES
Net income	$499.2	$653.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22.3	21.1
Amortization of acquired intangibles	85.7	71.7
Stock-based compensation expense	18.7	18.6
Deferred income taxes	(21.9)	(12.0)
Debt extinguishment losses	0.7	21.6
Other adjustments and non-cash items	5.7	29.5
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(48.1)	(175.5)
Inventories	(17.4)	(21.2)
Prepaid income taxes	(4.6)	8.9
Prepaid expenses and other assets	0.3	(18.3)
Accounts payable	(13.8)	4.6
Accrued expenses and other liabilities	42.4	58.1
Deferred revenue	(5.0)	(10.5)
Net cash provided by operating activities	564.2	650.0
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(157.3)	(4.9)
Capital expenditures, net	0.8	(32.4)
Increase in equipment under customer usage agreements	(17.0)	(12.4)
Other activity	—	(0.2)
Net cash used by investing activities	(173.5)	(49.9)
FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	1,491.2	—
Repayments of long-term debt	(1,387.5)	(18.8)
Proceeds from senior notes, net of issuance costs	—	936.3
Repayment of senior notes	—	(970.8)
Repayment under revolving credit line	—	(250.0)
Payment of acquired long-term debt	(63.6)	—
Repurchase of common stock	(167.0)	(101.3)
Proceeds from issuance of common stock pursuant to employee stock plans	6.4	23.3
Payment of minimum tax withholdings on net share settlements of equity awards	(22.4)	(46.4)
Payments under finance lease obligations	(0.6)	(0.5)
Net cash used in financing activities	(143.5)	(428.2)
Effect of exchange rate changes on cash and cash equivalents	3.3	(4.2)
Net increase in cash and cash equivalents	250.5	167.7
Cash and cash equivalents, beginning of period	1,170.3	701.0
Cash and cash equivalents, end of period	$1,420.8	$868.7

HOLOGIC, INC. RECONCILIATION OF GAAP TO NON-GAAP RESULTS (Unaudited) (In millions, except earnings per share and margin percentages)

Reconciliation of GAAP Revenue to Organic Revenue
	Three Months Ended
	December 25, 2021	December 26, 2020
Consolidated GAAP Revenue	$1,471.1	$1,609.8
Less: Blood Screening revenue	(6.4)	(8.1)
Less: Revenue from Biotheranostics, Diagenode, Mobidiag and Bolder	(34.0)	—
Organic Revenue	$1,430.7	$1,601.7
Less: COVID19 Assays	(522.8)	(745.3)
Less: COVID19 Related revenue *	(64.8)	(77.7)
Less: Discontinued Product revenue	(2.3)	(5.3)
Organic Revenue excluding COVID revenues	$840.9	$773.4
*Revenues related to COVID assay sales for instruments, collection kits and ancillaries, as well as license revenue related to COVID assay sales.
	Three Months Ended
	December 25, 2021	December 26, 2020
Gross Profit:
GAAP gross profit	$986.3	$1,180.4
Adjustments:
Amortization of acquired intangible assets (1)	74.9	61.6
Integration/consolidation costs (7)	—	0.3
Fair value write-up of acquired inventory sold (10)	—	0.9
Non-GAAP gross profit	$1,061.2	$1,243.2

Gross Margin Percentage:
GAAP gross margin percentage	67.0%	73.3%
Impact of adjustments above	5.1%	3.9%
Non-GAAP gross margin percentage	72.1%	77.2%

Operating Expenses:
GAAP operating expenses	$345.0	$294.9
Adjustments:
Amortization of acquired intangible assets (1)	(10.8)	(10.1)
Transaction expenses (2)	(0.7)	(0.5)
MDR expenses (8)	(2.0)	(2.0)
Contingent consideration adjustments (5)	4.1	(4.6)
Integration/consolidation costs (7)	(0.9)	(1.8)
Restructuring and divestiture charges (7)	(0.2)	(1.4)
Non-income tax charge (6)	(0.6)	—
Non-GAAP operating expenses	$333.9	$274.5

Operating Margin:
GAAP income from operations	$641.3	$885.5
Adjustments to gross profit as detailed above	74.9	62.8
Adjustments to operating expenses as detailed above	11.1	20.4
Non-GAAP income from operations	$727.3	$968.7

Operating Margin Percentage:
GAAP income from operations margin percentage	43.6%	55.0%
Impact of adjustments above	5.8%	5.2%
Non-GAAP operating margin percentage	49.4%	60.2%

Pre-Tax Income:
GAAP pre-tax income	$621.9	$832.4
Adjustments to pre-tax earnings as detailed above	86.0	83.2
Debt extinguishment losses (4)	0.7	21.6
Debt transaction costs (13)	1.8	5.8
Equity method investment write-off (3)	4.3	—
Unrealized (gains) losses on foreign currency contracts (9)	(8.1)	14.0
Non-GAAP pre-tax income	$706.6	$957.0

Net Income Attributable to Hologic:
GAAP net income	$499.2	$653.4
Adjustments:
Amortization of acquired intangible assets (1)	85.7	71.7
Restructuring and integration/consolidation costs (7)	1.1	3.5
MDR expenses (8)	2.0	2.0
Acquisition related expenses and adjustments (2) (10)	0.7	1.4
Contingent consideration adjustments (5)	(4.1)	4.6
Debt extinguishment loss and transaction costs (4) (13)	2.5	27.4
Non-income tax charge (6)	0.6	—
Non-operating (benefit) charges (3) (9)	(3.8)	14.0
Income tax effect of reconciling items (11)	(29.2)	(29.1)
Non-GAAP net income	$554.7	$748.9
Net loss attributable to non-controlling interest	—	(0.7)
Net income attributable to Hologic	$554.7	$749.6

Net Income Percentage:
GAAP net income percentage	33.9%	40.6%
Impact of adjustments above	3.8%	6.0%
Non-GAAP net income attributable to Hologic percentage	37.7%	46.6%

Earnings Per Share Attributable to Hologic:
GAAP earnings per share - Diluted	$1.95	$2.50
Adjustment to net income (as detailed above)	0.22	0.36
Non-GAAP earnings per share – diluted (12)	$2.17	$2.86

Adjusted EBITDA:
Non-GAAP net income	$554.7	$749.6
Interest expense, net, not adjusted above	23.4	21.9
Provision for income taxes	151.9	208.1
Depreciation expense, not adjusted above	22.3	21.1
Adjusted EBITDA	$752.3	$1,000.7

Explanatory Notes to Reconciliations:
(1)	To reflect non-cash expenses attributable to the amortization of acquired intangible assets.
(2)

To reflect expenses with third parties related to acquisitions and divestitures prior to when such transactions are completed. These expenses primarily comprise broker fees, legal fees, and consulting and due diligence fees.

(3)	To write off an equity method investment acquired in the Mobidiag acquisition.
(4)	To reflect a debt extinguishment loss from refinancing the Credit Agreement in first quarter of fiscal 2022 and the refinancing of the 2025 Senior Notes during fiscal 2021.
(5)	To reflect adjustments to the estimated contingent consideration liabilities related to the Acessa Health acquisition, which is payable upon meeting defined revenue growth metrics.
(6)	To reflect non-income tax charge in the first quarter of fiscal 2022 related to settling a prior years' audit matter.
(7)

To reflect restructuring and divestiture charges, and certain costs associated with the Company’s integration and facility consolidation plans, which primarily include retention and transfer costs, as well as costs incurred to integrate acquisitions and dispose businesses, including consulting, legal, tax and accounting fees. In addition, this category includes additional expenses incurred related to the Cynosure disposition, settlements of litigation and indemnification provisions for legal and tax matters that existed as of the date of disposition.

(8)

To reflect the exclusion of third-party expenses incurred to obtain compliance with the European Medical Device Regulation requirement for the Company's existing products for which it already has FDA approval and/or CE mark.

(9)	To reflect non-cash unrealized gains and losses on the mark-to market on outstanding forward foreign currency and option contracts, which do not qualify for hedge accounting.
(10)	To reflect the fair value step up of inventory sold during the period related to the Acessa Health acquisition in fiscal 2021.
(11)	To reflect an estimated annual effective tax rate of 21.50% for fiscal 2022 and 21.75% for fiscal 2021.
(12)	Non-GAAP earnings per share was calculated based on 256,070 and 261,785 weighted average diluted shares outstanding for the three months ended December 25, 2021 and December 26, 2020, respectively.
(13)

To reflect the amount of debt issuance costs recorded directly to interest expense as a result of refinancing the Credit Agreement in first quarter of fiscal 2022 and the refinancing of the 2025 Senior Notes during fiscal 2021.

Reconciliation of GAAP to non-GAAP EPS Guidance:
	Guidance Range		Guidance Range
	Quarter Ending March 26, 2022		Year Ending September 24, 2022
	Low	High	Low	High
GAAP Net Income Per Share	$1.22	$1.32	$3.80	$4.10
Amortization of acquired intangible assets	0.33	0.33	1.32	1.32
Restructuring, Integration and Other charges	0.02	0.02	0.07	0.07
Tax Impact of Exclusions	(0.07)	(0.07)	(0.29)	(0.29)
Non-GAAP Net Income Per Share	$1.50	$1.60	$4.90	$5.20

Trailing Twelve Months ended December 25, 2021
Return on Invested Capital:

Adjusted Net Operating Profit After Tax
Non-GAAP net income attributable to Hologic	$1,989.3
Non-GAAP provision for income taxes	541.5
Non-GAAP interest expense	89.4
Non-GAAP other income	5.4
Adjusted net operating profit before tax	$2,625.6
Non-GAAP average effective tax rate (1)	21.4%
Adjusted net operating profit after tax	$2,063.5

Average Net Debt plus Average Stockholders’ Equity (2)
Average total debt	$2,916.4
Less: Average cash and cash equivalents	(1,144.7)
Average net debt	$1,771.7
Average stockholders’ equity (3)	5,244.8
Average net debt plus average stockholders’ equity	$7,016.5

Adjusted ROIC
Adjusted ROIC (adjusted net operating profit after tax above divided by average net debt plus average stockholders’ equity)	29.4%

(1) ROIC is presented on a TTM basis; non-GAAP effective tax rate for the three months ended March 27, 2021 was 21.22%, the three months ended June 26, 2021 was 21.5%, the three months ended September 25, 2021 was 21.5% and the three months ended December 25, 2021 was 21.5%.

(2) Calculated using the average of the balances as of December 25, 2021 and December 26, 2020.

(3) Adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014, the impairment of goodwill of $685.7 million and an IPR&D asset of $46.0 million in fiscal 2018, the impairment of intangible assets and equipment of $685.4 million in fiscal 2019 and the impairment of intangible assets and equipment of $30.2 million in fiscal 2020. The impact of the intangible asset impairment charges is reflected net of tax.

As of
December 25, 2021
Net Leverage Ratio:

Total principal debt	$3,098.7
Total cash	(1,420.8)
Net principal debt, as adjusted	$1,677.9
EBITDA for the last four quarters	$2,708.0
Net Leverage Ratio	0.6
Other Supplemental Information:
Three Months Ended
	December 25, 2021	December 26, 2020

Geographic Revenues
U.S.	68.8%	70.7%
Europe	20.1%	21.0%
Asia-Pacific	8.1%	5.5%
Rest of World	3.0%	2.8%
Total Revenues	100.0%	100.0%

Contacts

Ryan Simon
Vice President, Investor Relations
Ryan.Simon@hologic.com
(858) 410-8514

Francis Pruell
Director, Investor Relations
Francis.Pruell@hologic.com
(508) 263-8628